Contact:         Lily Outerbridge
Investor Relations
(441) 298-0760

PLATINUM UNDERWRITERS HOLDINGS, LTD.  REPORTS RECORD FIRST QUARTER 2008 FINANCIAL RESULTS

HAMILTON, BERMUDA, April 21, 2008 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today reported net income of $105.2 million, or $1.76 per diluted common share, for the quarter ended March 31, 2008.  The results for the quarter include net premiums earned of $301.9 million, an increase of 6.0% from the same quarter last year, net favorable development of $29.5 million, compared with net favorable development of $13.9 million from the same quarter last year, and net investment income of $49.1 million, a decrease of 5.1% from the same quarter last year.

Michael D. Price, Chief Executive Officer, commented: “Platinum produced another quarter of record results reflecting our disciplined underwriting approach, lower than expected catastrophe activity, favorable prior period development, significant investment income and active capital management.  Our book value per share increased 5.8% to $36.01 from December 31, 2007 and reflects our share repurchase activity during the quarter.  Net premiums earned were up 6% compared with the same quarter last year primarily due to a single large contract written during the quarter and an increase in premiums for casualty business written in prior underwriting years.”

Mr. Price added:  “We will continue seeking reinsurance opportunities focusing on profitability, not market share.  To the extent that we develop excess capital, we will return it to shareholders through share repurchases, provided we can do so at appropriate valuations.”

Results for the quarter ended March 31, 2008 were summarized as follows:

• Net income was $105.2 million or $1.76 per diluted common share.

• Net premiums written were $296.3 million and net premiums earned were $301.9 million.

• GAAP combined ratio was 78.4%.

• Net investment income was $49.1 million.

Results for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007 were summarized as follows:

• Net income increased $32.3 million or 44.4%.

•	Net premiums written decreased $2.6 million (or 0.9%) and net premiums earned increased $17.0 million (or 6.0%).

• GAAP combined ratio decreased by 8.6 percentage points.

• Net investment income decreased $2.6 million (or 5.1%).

Net premiums written for Platinum’s Property and Marine, Casualty and Finite Risk segments for the quarter ended March 31, 2008 were $168.8 million, $125.6 million and $1.9 million, respectively, representing 57.0%, 42.4% and 0.6%, respectively, of the total net premiums written. Combined ratios for these segments were 59.5%, 97.4% and 153.3%, respectively, for the quarter. Compared to the quarter ended March 31, 2007, net premiums written increased $31.2 million (or 22.6%) in the Property and Marine segment, decreased $26.6 million (or 17.5%) in the Casualty segment and decreased $7.2 million in the Finite Risk segment.

Total assets were $5.04 billion as of March 31, 2008, a decrease of $35.1 million (or 0.7%) from $5.08 billion as of December 31, 2007.  Cash, cash equivalents and fixed maturity investments were $4.39 billion as of March 31, 2008, a decrease of $76.5 million (or 1.7%) from December 31, 2007.

Shareholders’ equity was $1.93 billion as of March 31, 2008, a decrease of $69.3 million (or 3.5%) from December 31, 2007.  Book value per common share was $36.01 as of March 31, 2008 based on 48.9 million common shares outstanding, an increase of $1.97 (or 5.8%) from $34.04 based on 53.8 million common shares outstanding as of December 31, 2007.

Financial Supplement
Platinum has posted a financial supplement on the Financial Reports page of the Investor Relations section of its website (www.platinumre.com).  The financial supplement provides additional detail regarding the financial performance of Platinum and its business segments.

Teleconference
The Company will host a teleconference to discuss the financial results on Tuesday, April 22, 2008 at 8:00 a.m. Eastern time.

The call may be accessed by dialing 888-778-9062 (US callers) or 913-981-5526 (international callers), or in a listen-only mode via the Investor Relations section of Platinum’s website at www.platinumre.com.  Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access to the call.

The teleconference will be recorded and a replay will be available from 11:00 a.m. Eastern time on Tuesday, April 22, 2008 until midnight Eastern time on Tuesday, April 29, 2008.  To access the replay by telephone, dial 888-203-1112 (US callers) or 719-457-0820 (international callers) and specify passcode 5665445. The teleconference will also be archived on the Investor Relations section of Platinum’s website at www.platinumre.com for the same period of time.

Non-GAAP Financial Measures
In presenting the Company's results, management has included and discussed certain schedules containing financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including segment underwriting income (or loss) and related underwriting ratios are referred to as non-GAAP. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures, which are used to monitor the results of operations, allow for a more complete understanding of the underlying business. These measures should not be viewed as a substitute for those determined in accordance with GAAP. A reconciliation of such measures to the most comparable GAAP figures such as income before income tax expense is presented in the attached financial information in accordance with Regulation G.

About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis.  Platinum operates through its principal subsidiaries in Bermuda and the United States.  The Company has a financial strength rating of A (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forwarding-Looking Statements
Management believes certain statements in this press release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import.  Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change.  These uncertainties and risks include, but are not limited to, conducting operations in a competitive environment; our ability to maintain our A.M. Best Company, Inc. rating; significant weather-related or other natural or man-made disasters over which the Company has no control; the effectiveness of our loss limitation methods and pricing models; the adequacy of the Company's liability for unpaid losses and loss adjustment expenses; the availability of retrocessional reinsurance on acceptable terms; our ability to maintain our business relationships with reinsurance brokers; general political and economic conditions, including the effects of civil unrest, acts of terrorism, war or a prolonged U.S. or global economic downturn or recession; the cyclicality of the property and casualty reinsurance business; market volatility and interest rate and currency exchange rate fluctuation; tax, regulatory or legal restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally; and changes in the Company's plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company's discretion.  As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.  Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation  to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

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Platinum Underwriters Holdings, Ltd.
Consolidated Statements of Operations and Comprehensive Income (Unaudited)
For the Three Months Ended March 31, 2008 and 2007
(amounts in thousands, except per share amounts)

	Three Months Ended
	March 31, 2008	March 31, 2007

Revenue
Net premiums earned	$301,851	$284,848
Net investment income	49,062	51,699
Net realized gains (losses) on investments	45	(18)
Other income (expense)	2,021	(780)
Total revenue	352,979	335,749

Expenses
Net losses and LAE	160,203	181,913
Net acquisition expenses	60,542	48,120
Other underwriting expenses	15,701	17,779
Corporate expenses	5,989	5,427
Net foreign currency exchange gains	(4,869)	(42)
Interest expense	4,750	5,455
Total expenses	242,316	258,652

Income before income tax expense	110,663	77,097
Income tax expense	5,492	4,264
Net income	105,171	72,833
Preferred dividends	2,602	2,602
Net income attributable to common shareholders	$102,569	$70,231

Basic
Weighted average common shares outstanding	52,104	59,718
Basic earnings per common share	$1.97	$1.18

Diluted
Adjusted weighted average common shares outstanding	59,874	67,257
Diluted earnings per common share	$1.76	$1.08

Comprehensive income
Net income	$105,171	$72,833
Other comprehensive income (loss), net of deferred taxes	(4,121)	9,385
Comprehensive income	$101,050	$82,218

Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Balance Sheets
As of March 31, 2008 and December 31, 2007
(amounts in thousands, except per share amounts)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Investments	$3,215,266	$3,371,348
Cash, cash equivalents and short-term investments	1,169,762	1,090,155
Reinsurance premiums receivable	304,240	244,360
Accrued investment income	29,097	34,696
Reinsurance balances (prepaid and recoverable)	30,520	37,348
Deferred acquisition costs	68,084	70,508
Funds held by ceding companies	165,023	165,604
Other assets	61,664	64,731
Total assets	$5,043,656	$5,078,750

Liabilities
Unpaid losses and loss adjustment expenses	$2,410,227	$2,361,038
Unearned premiums	293,148	298,498
Debt obligations	250,000	250,000
Commissions payable	111,908	100,204
Other liabilities	49,265	70,633
Total liabilities	3,114,548	3,080,373

Total shareholders' equity	1,929,108	1,998,377

Total liabilities and shareholders' equity	$5,043,656	$5,078,750

Book value per common share (a)	$36.01	$34.04

(a) Book value per common share is determined by dividing shareholders' equity, excluding capital attributable to preferred shares, by actual common shares outstanding including unvested restricted common shares.  Unvested restricted common shares were as follows: March 31, 2008 - 50,732; December 31, 2007 - 55,910

Platinum Underwriters Holdings, Ltd.
Segment Reporting
For the Three Months Ended March 31, 2008 and 2007
($ in thousands)

Three Months Ended March 31, 2008 (Unaudited)
Segment underwriting results	Property and Marine	Casualty	Finite Risk	Total

Net premiums written	$168,817	125,576	1,878	$296,271

Net premiums earned	153,390	147,495	966	301,851

Net losses and LAE	62,039	99,393	(1,229)	160,203
Net acquisition expenses	20,654	37,488	2,400	60,542
Other underwriting expenses	8,596	6,795	310	15,701
Total underwriting expenses	91,289	143,676	1,481	236,446
Segment underwriting income (loss)	$62,101	3,819	(515)	65,405

Net investment income				49,062
Net realized gains on investments				45
Net foreign currency exchange gains				4,869
Other income				2,021
Corporate expenses not allocated to segments				(5,989)
Interest expense				(4,750)
Income before income tax expense				$110,663

GAAP underwriting ratios:
Loss and LAE	40.4%	67.4%	(127.2%)	53.1%
Acquisition expense	13.5%	25.4%	248.4%	20.1%
Other underwriting expense	5.6%	4.6%	32.1%	5.2%
Combined	59.5%	97.4%	153.3%	78.4%

Three Months Ended March 31, 2007 (Unaudited)

Segment underwriting results

Net premiums written	$137,654	152,183	9,080	$298,917

Net premiums earned	119,710	154,019	11,119	284,848

Net losses and LAE	62,627	112,382	6,904	181,913
Net acquisition expenses	15,935	32,035	150	48,120
Other underwriting expenses	10,028	6,717	1,034	17,779
Total underwriting expenses	88,590	151,134	8,088	247,812
Segment underwriting income	$31,120	2,885	3,031	37,036

Net investment income				51,699
Net realized losses on investments				(18)
Net foreign currency exchange gains				42
Other expense				(780)
Corporate expenses not allocated to segments				(5,427)
Interest expense				(5,455)
Income before income tax expense				$77,097

GAAP underwriting ratios:
Loss and LAE	52.3%	73.0%	62.1%	63.9%
Acquisition expense	13.3%	20.8%	1.3%	16.9%
Other underwriting expense	8.4%	4.4%	9.3%	6.2%
Combined	74.0%	98.2%	72.7%	87.0%

The GAAP underwriting ratios are calculated by dividing each item above by net premiums earned.